UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2009

SeraCare Life Sciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-34105	33-0056054
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

37 Birch Street, Milford, Massachusetts		01757
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 244-6400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As SeraCare Life Sciences, Inc. (the "Company") previously disclosed on Form 8-K on April 14, 2009, Mr. Harold S. Blue is to receive compensation for his services as a member of the Board of Directors (the "Board") pursuant to the Company’s 2009 Director Compensation Program, as amended by the Board on March 27, 2009 (the "Program"), as determined by the Compensation Committee of the Board.

On May 14, 2009, the Compensation Committee determined Mr. Blue's compensation pursuant to the Program. Mr. Blue will receive a pro rata portion of the annual retainers for being a member of the Board, Audit Committee and Compensation Committee, an option to purchase 7,192 shares and expenses and fees for attendance at meetings. The amount of stock he receives will be calculated based on the greater of $1 or the fair market value of each share, and 20% of all the cash compensation will be provided in stock. The valuation of the shares shall be based on the closing price per share at the end of the first business (trading) day of the quarter when payment is due or, in the case of the first quarter when he joined the Board, the closing price per share on the date of the grant.

The Board granted Mr. Blue, as his first quarterly grant of stock for his pro rata portion of the annual retainers for being a member of the Board, Audit Committee and Compensation Committee, 3,078 shares of the Company’s common stock, such number being equal to $3,078 (his pro rata portion of annual retainers) divided by the greater of $1 or the closing price per share of the Company’s common stock on the date of grant, May 14, 2009.

The Board also granted Mr. Blue, as part of his compensation for his services as a director described above, a non-statutory option to purchase 7,192 shares of the Company’s common stock, which will expire on November 21, 2013, have an exercise price equal to $1.25, and will vest on August 21, 2009 as to 3,442 shares, and November 21, 2009 as to the remaining 3,750 shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeraCare Life Sciences, Inc.

May 18, 2009	By:	/s/ Gregory A. Gould

Name: Gregory A. Gould
Title: Chief Financial Officer, Secretary and Treasurer